UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 10, 2013

TALON INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-13669	95-4654481
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

21900 Burbank Blvd., Suite 270
	Woodland Hills, California	91367
	(Address of Principal Executive Offices)	(Zip Code)

(818) 444-4100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange ct (17 CFR 240.14d-2(B))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

Effective September 10, 2013, Robert L. Golden was appointed as a member of the Board of Directors of Talon International, Inc. (the “Company”) by unanimous written consent of the Board of Directors of the Company. Mr. Golden was appointed to fill an existing vacancy on the Board.

Mr. Golden (age 53) is a partner at the accounting firm Fenton & Ross, providing business consulting and audit services for the firm’s clients. Since 2008, Mr. Golden has also served as Chief Financial Officer for Promo Shop, Inc., a promotional merchandising and marketing services company that provides creative branded merchandise and custom premiums. Previously, Mr. Golden was a Principal of the accounting firm of Saffer and Flint LLP from 2004 to 2012, providing business consulting and tax services to its clients. Prior to that, Golden spent several years with national and regional accounting firms as a Certified Public Accountant, beginning with Ernst & Young in 1984. Mr. Golden has a bachelor’s degree from the University of Southern California, and has been a member of the California Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

In connection with Mr. Golden’s appointment as a director, and consistent with Talon’s policy for compensation of non-employee directors, Talon’s Board of Directors approved the grant to Mr. Golden of an option to purchase 100,000 shares of Talon common stock at an exercise price per share equal to the average closing price for Talon’s common stock over the five trading days following approval of the option grant.

Mr. Golden does not have any family relationships with any of the Company’s other directors or executive officers. Mr. Golden does not have a direct or indirect material interest in any transaction with the Company involving an amount exceeding $120,000, and no such transaction is currently proposed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALON INTERNATIONAL, INC.

Date: September 11, 2013	By:	/s/ Lonnie D. Schnell
Lonnie D. Schnell, Chief Executive Officer